Exhibit 10.1

Form of Executive Employment Agreement

Private & Confidential

Date

Address

Dear :

Re:	Employment Agreement

WHEREAS:

A.	The Company has employed the Employee as an [insert title of employee] pursuant to an Employment Agreement or Offer dated (insert date);

B.	the Company wishes to continue to employ the Employee in the capacity of [insert title of employee]; and

C.	both parties, the company and the employee, wish to update and replace the employee’s previous Employment Agreement to clarify the Employment terms and recognize the change from a private to a publically traded company.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration and the provision of $10 to the employee, the receipt and sufficiency of which is hereby acknowledged by both parties, the Company and the Employee agree as follows:

1.	Definitions

In this Agreement:

(a)	“Affiliate” has the same meaning as in the Canada Business Corporations Act or any successor legislation, as amended from time to time.

(b)	“Agreement” means this agreement and schedules attached to this agreement, as amended or supplemented from time to time by mutual written consent of both Parties.

(c)	“Annual Compensation” means the combined total of Base Salary and Bonus Compensation paid for services and performance in a calendar year.

(d)	“approved by the Company” or words of similar import means approved by an authorized representative of the Company other than you.

(e)	“Base Salary” means the base compensation paid to you on a semi-monthly basis and does not include benefits, Bonus Compensation or other incentive compensation.

(f)	“Board” means the board of directors of the Company.

(g)	“Bonus Compensation” means the discretionary annual performance-based compensation you are eligible for in accordance with Article 2(m).

(h)	“Business” means the business of investigating, discovering, developing, evaluating, or commercializing pharmaceutical compositions that may be useful modifiers of SHIP/SHIP2 enzyme activity, or any other enzyme or technology for which the Company has initiated a plan or program of investigation, discovery, development, evaluation or commercialization prior to or during your employment with the Company.

(i)	“Cause” means any one or more of the following:

(i)	A material breach of any of your obligations or duties pursuant to this Agreement, which remains uncured seven days from you becoming aware of the breach;

(ii)	Gross negligence or willful misconduct in the course of employment;

(iii)	Any action or activity that is contrary to applicable insider trading rules or any other applicable securities rules or legislation;

(iv)	An act or omission involving dishonesty or fraud;

(v)	Substantial and repeated failure to perform the duties reasonably expected of an employee in the biotechnology industry, or to perform certain duties as reasonably directed by management or the Board, or

(vi)	Any other act, omission or conduct constituting cause at common law or under the laws of British Columbia.

(j)	“Change in Control” means the occurrence, after the Commencement Date, of one or more of the following:

(i)	a merger, a consolidation, a reorganization or an arrangement that results in a transfer of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company);

(ii)	a direct or indirect sale or other transfer of beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company);

(iii)	a direct or indirect sale or other transfer of the right to appoint more than fifty percent (50%) of the directors of the Board or otherwise directly or indirectly control the management, affairs and business of the Company to a person or a group of persons different from a person or a group of persons holding this right immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company);

(iv)	a direct or indirect sale or other transfer of all or substantially all of the assets of the Company to a person or a group of persons different from a person or a group of persons holding those assets immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); or

(v)	a complete liquidation, dissolution or winding-up of the Company;

provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting Securities.

(k)	“Good Reason” in conjunction with a Change in Control means one or more of the following events occurring without your consent:

(i)	termination of your employment without cause;

(ii)	any material and adverse change to your position, authority or responsibilities in effect under this Agreement;

(iii)	any material reduction in incentives, health benefits, bonuses or other compensation plans, practices, policies or programs provided to you in the aggregate under this Agreement;

(iv)	an assignment to you of any duties materially inconsistent with your status as the Enter Title;

(v)	any failure to secure the agreement of any successor entity to fully assume the Company’s obligations under this Agreement; or

(vi)	any resolution is passed or any action or proceeding taken with respect to the liquidation, dissolution or winding-up of the Company that does not involve continuation of the Company in another form.

(l)	“Commencement Date” means your first day of employment which commenced on Date.

(m)	“Competitive Business” means any person, firm, company, partnership, venture or business that is (or, to your knowledge, is planning on) researching, developing, producing, licensing, selling or marketing any product or service that is competitive or substantially similar to the Business.

(n)	“Company” means Aquinox Pharmaceuticals (Canada) Inc. Pharmaceuticals Inc., a corporation continued under the laws of Canada having a business address at Suite 450 – 887 Great Northern Way, Vancouver, British Columbia, V5T 4T5, and includes subsidiaries or affiliates of the Company where used in the context of Confidential Information or intellectual property rights or protection.

(o)	“Confidential Information” means trade secrets and other information, in whatever form or media, in the possession or control of the Company, which is owned by the Company or by one of its clients or suppliers or a third party with whom the Company has a business relationship (collectively, the “Associates”), and which is not generally known to the public and has been specifically identified as confidential or proprietary by the Company, or its nature is such that it would generally be considered confidential in the industry in which the Company or its Associates operate, or which the Company is obligated to treat as confidential or proprietary.

Confidential Information includes, without limitation, the following: (i) the Products and confidential or proprietary facts, data, techniques, materials and other information related to the Products or the

Business of the Company, including all related developmental or experimental work or research, related documentation owned or marketed by the Company and related formulas, algorithms, patent applications, concepts, designs, flowcharts, ideas, programming techniques, specifications and software programs (including source code listings), methods, processes, inventions, sources, drawings, prototypes and patterns; (ii) all Developments; (iii) information regarding the Company’s business operations, methods and practices, including market strategies, product pricing, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Company; (iv) the names of the Company’s Associates and the nature of the Company’s relationships with such Associates; and (v) technical and business information of or regarding the Company’s Associates. Confidential Information does not include information that is or becomes generally available to the public without your fault or that you can establish, through written records, was in your possession prior to its disclosure to you in connection with your employment.

(p)	“Developments” includes, without limitation, all:

(i)	Products, software, documentation, research, data, designs, reports, flowcharts, trade-marks, specifications and source code listings, and any related works, including any enhancements, modifications or additions to the Products owned, licensed, sold, marketed or used by the Company;

(ii)	copyrightable works of authorship including, without limitation, any technical descriptions for Products, user guides, illustrations and advertising materials; and

(iii)	inventions, devices, integrated circuit topographies, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems, methods, operating capabilities and improvements, whether patentable or not, developed, created, generated or reduced to practice by you, alone or jointly with others, as a result of your employment, which result from your employment or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Company or which reasonably relate to the Business of the Company.

(q)	“Parties” means, collectively, you and the Company and, for clarity, a “Party” means any one of the Parties.

(r)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

(s)	“Products” means (i) therapies, approaches, screening methodologies, diagnostic assays, therapeutic molecules, compounds, and any other products derived from the discovery or development of molecular compounds that can be used to treat human inflammatory diseases, autoimmune disorders and cancer by altering the activity of SHIP, SHIP2 or any other target enzymes or proteins for which a research program has been initiated by the Company and disclosed to you; (ii) any intellectual property or assets owned, licensed, sold, marketed or used by the Company in connection with the Business, including enhancements, modifications, additions or other improvements to such intellectual property; and (iii) any other products or technologies that the Company discovers or develops during the employment relationship.

(t)	Use of the defined terms will include both the singular and the plural of each such term, and such use will not be interpreted as changing the meaning first given thereto.

2.	Employment

The terms of your employment will be as follows:

(a)	Position and Responsibilities: You will be employed as an officer of the Company in the position of XXXXXXX reporting to the XXXXXXX or his designate. You will perform or fulfil the duties and responsibilities and exercise the powers that are normally performed, fulfilled or exercised by the XXXX of a pharmaceutical company, subject to the Canada Business Corporation Act and the articles and by-laws of the Company, and any duties reasonably prescribed by the Board from time to time. You will perform or fulfil the duties and responsibilities as set out in Schedule A. You will at all times conform to the reasonable and lawful instructions and directions of the Board.

(b)	Scope of Duties: During your employment you will devote the whole of your working time, attention and abilities to your duties. You agree to give the Company the full benefit of your knowledge, expertise, skill and ingenuity. The Company consents to you holding board appointments on the conditions that your engagement will not affect your duties or obligations to the Company, that your engagement will not in any way assist a Competitive Business, and that you will obtain the consent of the Board prior to accepting any such appointments in the future.

(c)	Position May Evolve or Vary: Except as defined in section 1 (k), you understand and agree that the above noted duties and responsibilities, and your position, may evolve or vary from time to time over the course of your employment to deal with changing business conditions, expansion or reorganization, and/or an evolving regulatory environment, and you consent to such reasonable variations in such duties and responsibilities, and in the position, as may reasonably be required by the Company from time to time as a result. The Company shall not be deemed to have waived the right to require you to perform any duties hereunder by assigning you to any other duties or services or by assigning another individual to perform your duties.

(d)	Base Salary: You will receive an Annual Base Salary of CDN amount for all hours worked, exclusive of bonuses, benefits and other compensation, payable in equal semi-monthly instalments, on the fifteenth day and last day of each month; this amount will be pro-rated for any partial period of employment or less than full-time work. Should the fifteenth or last day of any month not be a business day, then your salary otherwise due on such date shall be paid to you on the immediately preceding business day and will be subject to source deductions and other deductions required to be deducted and remitted under applicable laws.

(e)	Annual Base Salary Increases: Your Annual Base Salary will be reviewed on an annual basis and, subject to factors such as Board approval, employee policies, the financial and operational performance of the company and your performance in carrying out your responsibilities hereunder, such Annual Base Salary may be increased. Should the Board increase your Annual Base Salary, then the Board may, at its option, require you to execute a new form of Employment Agreement with the Company to reflect such increase. Additionally, and in further considerati+on of any increase in your Annual Base Salary or other compensation, the Board reserves the right to make other modifications and alterations to this Employment Agreement.

(f)	Excess Hours: You agree that as a manager or high technology professional as defined in the Employment Standards Act of British Columbia, your hours of work will vary and may be irregular and will be those hours required to meet the objectives of your employment. You agree that the Annual Compensation described in this Agreement compensates for you all hours worked.

(g)	Stock Options: Subject to the approval of the Board, you will be eligible to participate in an incentive options program, under which the Board, in its sole and unfettered discretion, may grant you additional options to purchase equity in the Company from time to time and subject to the terms and conditions of our 2014 Equity Incentive Plan. All previous options issued to you are subject to the terms of the 2014 Equity Incentive Plan.

(h)	Vacation Entitlement: You will be entitled to a vacation accrual of 8.0% of wages paid, which shall be used to take Enter exact Number (4) weeks paid vacation time per annum, pro-rated for any partial year of employment. Your vacation must be taken in accordance with the Company’s vacation policy in effect from time to time.

(i)	Benefits: Subject to your insurability, you will be eligible to enrol in the Company’s benefits program covering MSP premiums, employee health, medical or other related benefits which the Company shall from time to time provide to its employees, subject to the policies and procedures as set out by the Company and the insurer.

(j)	Business Equipment and Other Expenses: The Company will provide you with a laptop computer and smartphone for business use. You acknowledge that during the term of your employment and thereafter this equipment remains the sole property of the Company. The Company will reimburse you for all reasonable travelling and out-of-pocket expenses actually and properly incurred by you in connection with your duties under this Agreement and in accordance with Company policy and Board approval, provided that you first furnish statements, and receipts or vouchers for all such expenses to the Company.

(k)	Policies. You will be required to comply with the Company’s policies which are in effect as are implemented from time to time during the course of employment. In particular, in compliance with our obligations as a public company, you will be expected to comply with the Company’s Code of Business Conduct and Ethics, Whistleblower, Confidential Information and Disclosure, Communications, Media, and IT Policies.

(l)	Tax Returns: To ensure compliance with home country and host country tax and/or Social Security regulations and as a condition of your employment you are required to use the services of the Company’s tax adviser to prepare your home and host country tax returns. The Company will cover the cost of all such services for any year during which you are required to file tax returns in more than one country as a result of your employment with the Company. The Company will not require you to execute a return where you can provide reasonable grounds to show that the return is not in compliance with law or statute.

It is a requirement of your employment that you cooperate with the Company’s tax advisers in completing your home and host returns in a timely manner. Any interest and/or penalties that are incurred due to a failure on your part either to provide information or to review and approve relevant documentation will be for your own account. Persistent failure to comply with the above requirements may be regarded as a disciplinary matter.

The cost of any advice or planning on personal investments provided to you by the Company’s tax advisers will be for your own account.

(m)	Bonus: The Board may grant you an annual or incentive Bonus in an amount and on such terms and conditions that the Board in its unfettered discretion determines from time to time, based upon such factors as the Board in its unfettered discretion determines are relevant of up to XX% of Base Salary. Any Bonus the Board grants you over and above the remuneration agreed to herein constitutes a gift from the Board and shall always be deemed as a gift. Under no circumstances shall you consider that you have an acquired right to such gift, which will never be an integral part of your remuneration. Except as set out in Section 5 (d) you have no right to a Bonus if you are no longer actively employed by the Company on the date the Bonus is to be paid, whether the reason for the termination is with cause or without cause, with notice or without notice, legal or illegal. Except as set out in Section 5 (d) you will have no right to a Bonus if you have resigned your employment before the date the Bonus is due to be paid.

3.	Confidential Information

As consideration for your promotion and continued employment with the Company, you covenant and agree as follows:

(a)	General Obligation of Confidentiality: You acknowledge that the Confidential Information is the exclusive property of the Company or Persons from whom the Company has obtained its rights. You will treat the Confidential Information in strict confidence and will not directly or indirectly, either during or subsequent to your employment with the Company, disclose, allow access to, transmit or transfer the Confidential Information to a third party (other than the Company’s directors, officers, bankers, legal and financial advisors in the ordinary course of business) unless otherwise required by law or by a regulatory authority having jurisdiction over the Company, or except as previously approved in writing by the Company. You will protect such Confidential Information from disclosure by exercising a standard of care as may reasonably be expected to preserve its secret and confidential nature. You acknowledge and agree that nothing contained in this Agreement will be construed as an assignment to you of any right, title or interest in the Confidential Information. All right, title and interest relating to the Confidential Information is expressly reserved by the Company. All documents containing Confidential Information are the property of the Company. Without limiting the generality of the foregoing, you hereby transfer to the Company the property rights in all documents that now or hereafter may contain the Confidential Information.

(b)	Use of Confidential Information: You agree that at all times during and subsequent to your employment with the Company, you will not use any of the Confidential Information in any manner except as reasonably required for you to perform your duties for the Company. Without limiting the generality of the foregoing, you agree that at all times during and subsequent to your employment, you will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any product that is competitive with any of the Products.

(c)	Prohibition on Copying: You will not copy or reproduce the Confidential Information except in the course of your employment with and for the benefit of the Company or with the written approval of the Company. All such copies remain the property of the Company.

(d)	Injunctive Relief: You acknowledge that irreparable harm may result to the Company if you breach your obligations under this Article or under subsections 4(c), 4(e) and 4(f). You acknowledge that such a breach may not properly be compensated by an award of damages. Accordingly, the Company’s remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

(e)	Assignment: You agree to make full disclosure to the Company of each Development promptly after its creation. You hereby irrevocably assign and transfer to the Company, and agree that the Company will be the exclusive owner of, all of your right, title and interest in and to each Development throughout the world, including all trade secrets, patent rights, copyrights trademarks, industrial designs and all other intellectual property rights therein, whether realized within or beyond the scope of your employment, and regardless of the true purpose of the employment relationship, and you irrevocably waive all moral rights you may have in these Developments. You further agree to cooperate fully at all times during and subsequent to your employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company, at the Company’s expense, to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to apply for and obtain patents or copyrights, industrial designs trademarks, other intellectual property registrations or other similar rights covering the Development. The Company will be exclusively entitled to make applications for registration of all such rights, in the Company’s sole and unfettered discretion, in any jurisdictions that the company deems necessary. Should the Company be unable to secure your signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Development, due to your incapacity or any other cause, you hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as your agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by you. You agree that the obligations in this subsection will continue beyond the termination of your employment with respect to any and all Developments created during your employment. For purposes of the copyright laws of the United States of America and other jurisdictions, to the extent, if any, that such laws are applicable to any Confidential Information, it will be considered a work made for hire and the Company will be considered the author thereof.

4.	Obligations of Employment

You further covenant and agree as follows:

(a)	Performance and Duty to the Company: Throughout your employment you will well and faithfully serve the Company and use your best efforts to promote the Business of the Company. You will act honestly and in good faith in what you reasonably believe to be in the best interests of the Company. You will adhere to all applicable policies of the Company and exercise the degree of care, diligence and skill that a reasonably prudent XXXXXXX would exercise in comparable circumstances.

(b)	Business of the Company: You will not, during your employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the Business of the Company.

(c)	Restrictions: You agree to comply with all of the restrictions set forth below at all times during your employment and for a period of one year from the termination of your employment (regardless of which Party terminates your employment and regardless of the reason for such termination, if any) during which:

(i)

you will not, either individually or in conjunction with any Person, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, own, operate, carry on, be engaged in the operations of, have any financial interest in, loan any monies to, guarantee any liabilities or obligations of, act as a consultant to or provide management services to a Competitive Business without the prior written consent of the

Company. The foregoing will not prevent you from holding any class of publicly held shares of a company, partnership or other organization provided that you, alone or in conjunction with any other Person, will not directly or indirectly hold more than 5% of the shares of any such company, partnership or other organization;

(ii)	you will not, either directly or indirectly, on your own behalf or on behalf of others, solicit, interfere with, divert or appropriate or attempt to solicit, interfere with, divert or appropriate to any Competitive Business, any business or actively sought prospective business of the Company or any customers with whom the Company has current agreements relating to the Business of the Company, or with whom you have dealt, or with whom you have supervised negotiations or business relations, or about whom you have acquired Confidential Information in the course of your employment;

(iii)	you will not, either directly or indirectly, on your own behalf or on behalf of others, solicit, interfere with, divert or hire away, or attempt to solicit, interfere with divert, or hire away, any person engaged by the Company or persuade or attempt to persuade any such individual to terminate his or her employment or consultancy with the Company; and

(iv)	you will not directly or indirectly impair or seek to impair any relationships that the Company has with its employees, consultants, customers, suppliers, agents or other parties with which the Company does business or has contractual relations.

(d)	No Personal Benefit: You will not receive or accept for your own benefit, either directly or indirectly, any commission, rebate, discount, financial gratuity or profit from any Person having or proposing to have one or more business transactions with the Company, without the prior approval of the Board, except that you may accept dinners, event tickets and other customary gifts with values of less than US$200, as long as there is no frequent pattern of such customary gifts from any person or entity, or related group of persons or entities, that would give rise to the perception of a conflict of interest.

(e)	Business Contacts: During your employment you will communicate and channel to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the Business of the Company. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding the subsequent termination of your employment.

(f)	Return of Company Property: Upon termination of your employment, you will promptly return to the Company all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in your possession or control pertaining to the Business of the Company, without retaining any copies or records of any Confidential Information whatsoever. You will also return any keys, pass cards, identification cards, equipment or other property belonging to the Company.

(g)	Pre-existing Obligations: You are hereby requested and directed by the Company to comply with any existing common law, contractual or statutory obligations to any former employers and to any other Person. The Company is not employing you to obtain the confidential information or business opportunities of any former employers or any other Person.

5.	Termination

(a)	Resignation: If for any reason you should wish to leave the Company, you will provide the Company with three month’s prior written notice of your intention (the “Resignation Period”). The Parties hereby agree that in order to protect the Company’s interests, the Company may, in its sole and unfettered discretion, waive the Resignation Period or any part thereof, and end your employment by delivering to you a written notice accompanied by payment of your Base Salary due to you during the remainder of the Resignation Period.

(b)	Termination for Cause: The Company may terminate your employment at any time for Cause, effective upon delivery by the Company to you of a written notice of termination of your employment for Cause. You will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, you will not be entitled to any bonus or pro rata bonus payment that has not already been awarded by the Board.

(c)	Termination Without Cause: The Company may terminate your employment at any time without Cause, effective upon delivery by the Company to you of a written notice or pay in lieu of notice of termination of your employment, provided that the Company provides you with:

(i)	all pay owed to the date of termination, including pay for accrued and unpaid vacation;

(ii)	subject to your duty to mitigate the loss of your employment, continuance of the Base Salary in effect at the time of termination for a period equal to XXX months (the “Continuance Period”). In the event you secure employment prior to the end of the Continuance Period, then you agree to notify the Company of such fact and the Company will only be required to continue 50% of your Base Salary from the date of new employment until the end of the Continuance Period;

(iii)	continuance of the Benefits, subject to the terms of the respective plans, until the earlier of you obtaining coverage from a new employer or the expiry of the Continuance Period. In the event the plans do not provide continuation of coverage after termination of your employment, the Company will provide, or reimburse you for the cost of, equivalent replacement coverage until the earlier of you obtaining coverage from your new employer or the expiry of the Continuance Period; and

(iv)	vesting of any unvested options will cease on the date your employment is terminated for any reason whether with or without cause or notice, or whether legal or illegal, at which time any unvested portion of such options will expire and be forfeit, and any vested portion of such options will be exercisable for a period of ninety (90) days from the date of the termination of your employment.

(d)	Change in Control: In the event of a Good Reason occurring within the period of twelve (12) months after a Change in Control, you may terminate your employment by providing one month’s written notice to the Board. In the event of such termination, you will be entitled to:

(i)	all pay owed to the date of termination, including pay for accrued and unpaid vacation;

(ii)	continuance of the Base Salary in effect at the time of termination for a period equal to XXX months (the “Change in Control Continuance Period”); and

(iii)	XXX months bonus pay to the date of termination that will be calculated and based on the previous three-years bonus payment average; and

(iv)	continuance of the Benefits, subject to the terms of the respective plans, until the earlier of you obtaining coverage from a new employer or the expiry of the Change in Control Continuation Period. In the event the plans do not provide continuation of coverage after termination of your employment, the Company will provide, or reimburse you for the cost of, equivalent replacement coverage until the earlier of you obtaining coverage from your new employer or the expiry of the Continuance Period; and

(v)	all unvested options will immediately vest and will remain exercisable for a period of ninety (90) days from the termination of your employment, at which time any vested but unexercised options will expire and be forfeit.

(e)	Offices and Directorships: Upon delivery of notice of resignation or termination, regardless of the reason for or manner of termination, you agree to immediately tender your resignation as an officer and/or director of the Company and of any of its subsidiaries or affiliates. You agree that failure to tender you resignation will amount to Cause, for which the Company may treat your employment as being terminated for Cause.

(f)	Release: Any payments referred to in this section are inclusive of any termination and/or severance payments that may be required under applicable employment standards legislation. Prior to receiving the payment set out in this section, you agree to execute a full and final release in favour the Company substantially in the form attached as Appendix A.

6.	Agreement Voluntary and Equitable

The Parties agree that they each have carefully considered and understand the terms of employment contained in this Agreement, that the terms are mutually fair and equitable, and that they each have executed this Agreement voluntarily and of their own free will.

7.	Assignment and Enurement

You may not assign this Agreement, any part of this Agreement or any of your rights under this Agreement without the prior written consent of the Company. This Agreement enures to the benefit of and is binding upon you and the Company and your respective heirs, executors, administrators, successors and permitted assigns.

8.	Severability

If any part, article, section, clause, paragraph or subparagraph of this Agreement is held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire Agreement will not fail on the account thereof and the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby. Further, if any provision of this Agreement is held by a court of competent jurisdiction to be excessively broad as to duration, activity, geography, or subject, it shall be deemed to extend only over the maximum duration, activity, geographic extent, and subject as to which such provision shall be valid and enforceable under applicable law.

9.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter herein and cancels and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition affecting this Agreement for which any Party can be held responsible in any way, other than as expressed in writing in this Agreement. No change or modification of this Agreement will be valid unless it is in writing and signed by both Parties.

10.	Notice

Any notice required or permitted to be given hereunder must be in writing and will be sufficiently given or made if delivered by hand to you or to the Chair of the Board, as appropriate, or delivered or sent by registered mail, fax or e-mail to the address of the Parties set out below. Any notice so given will be deemed to have been given and to have been received on the day of delivery if it is a business day and otherwise on the next succeeding business day or, if mailed, on the third business day following the mailing thereof (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause). Addresses for notice may be changed by giving notice in accordance with this section.

Aquinox Pharmaceuticals (Canada) Inc. 450 – 887 Great Northern Way, V5T 4T5 Vancouver, British Columbia Attn: President & CEO Fax: 604-295-4748	Employee Name address Email: email address

11.	Non-waiver

No failure or delay by you or the Company in exercising any power or right under this Agreement will operate as a waiver of such power or right. Any consent or waiver by any Party to this Agreement to any breach or default under this Agreement will be effective only in the specific instance and for the specific purpose for which it was given.

12.	Survival of Terms

The provisions of sections 1, 3, 8, 9, 12, 13, 14 and 17, and of subsections 4(c), 4(e), and 4(f) of this Agreement will survive the termination of your employment.

13.	Further Assistance

The Parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement.

14.	Equitable Remedies

You hereby acknowledge and agree that a breach of your obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement. The Company hereby acknowledges that any material unilateral change or modification to this Agreement or a material adverse change to your position, duties or compensation, without your prior written consent, except as provided for in section 5, may constitute constructive dismissal or breach of contract and, in addition to all other remedies available to you at law or in equity, you shall be entitled as a matter of right to apply to a court of competent jurisdiction for compensation, relief or other award as may be determined appropriate in the circumstances to ensure compliance with the provisions of this Agreement.

15.	Conflict

In the event of any conflict between the terms and conditions of this agreement and any other agreement, the terms of this agreement shall prevail.

16.	Time

Time is of the essence of this Agreement.

17.	Governing Laws

This Agreement will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia. Each Party attorns to the non-exclusive jurisdiction of courts of British Columbia.

18.	Independent Legal Advice

You acknowledge that you have been given an opportunity to seek independent legal advice with respect to the terms of this Agreement prior to its execution and have been advised to do so by the Company and that you understand the terms and rights and obligations under this Agreement.

19.	Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one Agreement.

Aquinox Pharmaceuticals (Canada) Inc.

[NAME]
[Title]

Date:

I acknowledge and accept the terms and conditions of my employment with the Company as set out above:

SIGNED, SEALED AND DELIVERED by Name in the presence of:	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

Signature of Witness

Name of Witness		Name
Date:
Address of Witness

Occupation of Witness

SCHEDULE A

Responsibilities and Duties

Job responsibilities include, but are not limited to, the following activities:

•	List of duties

Growth Opportunities:

•

Company:

Employee:

Date:

APPENDIX “A”

RELEASE AND COVENANT NOT TO SUE

(“RELEASE”)

I, [NAME], in consideration of the payment set forth in the attached letter dated [Date] which does not include any statutory severance amounts (the “Consideration”), the receipt and sufficiency of which is hereby acknowledged, agree:

1.	I hereby release and forever discharge Aquinox Pharmaceuticals (Canada) Inc., (the “Company”), and its successors, assigns, directors, officers, servants, employees, any affiliated companies and agents, (collectively referred to as the “Releasees”) from any and all proceedings, claims, demands, any and all actions, causes of action, claims, suits, debts, contracts, complaints, damages, interest, costs, expenses and compensation of whatsoever kind and howsoever arising, whether in law or in equity, contract or tort law, whether known or unknown which I have or may have now or in the future against the Releasees (except for the requirement to provide the Consideration), which arise out of or are in any manner whatsoever, directly or indirectly connected to either or both of my employment and the cessation of such employment with the Company, including without limitation any claim or rights under the Employment Standards Act (BC) and the Human Rights Code (BC), any claims for severance pay or pay in lieu of notice of termination, any outstanding wages, bonuses, salary, overtime pay, any vacation pay, holiday pay, pension or other employment benefit entitlements, including long and short term disability benefits, life insurance, claims for physical or mental injury or loss of dignity and any other type of damages, or claims for benefits.

2.	I agree not to initiate any proceeding or claim against any of the Releasees in respect of any matters which are the subject matter of this Release. I agree that if I violate this covenant not to sue, I will pay all costs and expenses of defending against the proceeding or claim incurred by the Releasees, including lawyer’s reasonable fees and disbursements.

3.	I will not take any action detrimental to any of the Releasees, nor disparage any of the Releasees to any third party.

4.	In my employment with the Company I had obligations to protect Company confidential information. I agree that such obligations survive the termination of my employment and that the Releasees will suffer irreparable harm if Company confidential information is disclosed or used by me other than strictly for the benefit of the Company or without their express written authorization.

5.	The Company will withhold income tax and other statutory deductions from the Consideration and I will indemnify and hold harmless the Releasees from any liability for tax, penalty, interest or any other amount of any kind arising under statutory authority including but not limited to Canada Pension Plan and Employment Insurance obligations and income tax obligations as required by the Canada Revenue Agency with respect to the Consideration, my employment with the Company, or its termination.

6.	It is a condition of this Release that the circumstances leading to the termination of my employment and the terms of this Release are strictly confidential and shall not be disclosed by me, except as required by law or to my spouse or partner, financial or legal advisors, all of whom shall be advised on the confidential nature of the terms and be required to maintain confidentiality over the terms.

7.	The provision of the Consideration shall not be deemed nor construed as an admission of liability on the part of the Releasees, or any of them, by whom liability is expressly denied. I represent and warrant that:

a)	I have returned all property of the Company including all originals or copies of the Company’s records, files, financial documents, client list, or any other material that in any way touches upon the business, customers, personnel or operations of the Company.

b)	I have read and fully understand the contents, terms and effect of this Release. The Consideration is accepted voluntarily for the purpose of making a full and final settlement of all claims that I have or may have against the Company and that I have had the opportunity to obtain independent legal advice as to its terms and I acknowledge that the Company relies on this representation and declaration.

c)	I have been advised that my eligibility for coverage for benefits from the Company will cease on [Date].

This Release will be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia without regard to principles of conflict of laws.

Should any provision of this Release be declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Release shall otherwise remain in full force and effect and be construed as if said illegal, invalid or unenforceable provision had not been included herein.

IN WITNESS WHEREOF I have set my hand this          day of [Month, Year].

)

Witness	) ) )

Name	) ) )

Occupation	) ) )	[NAME]

Address	) ) )